Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results

May 13, 2011, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported quarterly earnings of $205,000 or $0.13 diluted earnings per share compared to $532,000 or $0.34 diluted earnings per share a year earlier.  The major contributor to the bank’s performance, net interest income, was up $416,000, a 14% improvement over last year.  Interest income totaled $4.5 million while interest expense decreased to $1.1 million resulting in net interest income of $3.4 million compared to last year’s level of $2.9 million.  Randolph F. Williams, president and CEO stated, “Pre-tax, pre-provision (“PTPP”) income continues to be strong and indicates that the core performance of the bank is robust.  This quarter’s PTPP income was up 48% from the first quarter of 2008 at the beginning of the recession, up 50% from the first quarter of 2009 and up 19% from the first quarter of 2010.”

The major offsetting factor to income was the loan loss provision of $1,176,000 in the first quarter, compared to a provision of $434,000 in the same quarter last year.  The main reason for the increase was the addition of specific reserves on impaired loans due to circumstances arising in the quarter that affected our evaluation of the credits.  This substantial provision brings the loan loss reserve to $6.5 million, up from $4.1 million at March 31, 2010 and now stands at 2.03% of total loans.   At quarter end, non-performing assets totaled $19.8 million or 5.44% of total assets, compared to $19.3 million or 5.18%, at the end of 2010.  Williams continued, “We believe it is important as we continue to work with our borrowers that we also prudently set aside reserves.  The $19.8 million of non-performing assets includes $6.2 million or 32.4% of loans where the borrower has been able to resume payments but because of regulatory guidelines must remain categorized as non-performing for at least six months to show a pattern of performance.  This quarter we were able to upgrade several loans from this status and expect to see more progress in the coming quarters.  The loan loss reserve now stands at 33.1% of the non-performing assets.  The level of OREO (other real estate owned) is $1.0 million, an improvement from $1.2 million at year-end.”

The bank continues to maintain a strong capital base with a capital-to-asset ratio at March 31, 2011 of 9.84% and a risk-based capital ratio of 14.13%, both of which are well above the current definition of “well-capitalized” as defined by the bank regulators.  Capital increased by nearly 4.75% since last year as the bank increased capital and reduced our asset size, thereby improving our leverage.  Once the new capital requirements mandated under the Dodd-Frank Act become known, we will be better able to set our longer term capital targets.

The closing market price of LSB stock on May 12, 2011 was $15.67 per share as reported by the Nasdaq Global Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2011	Year ended December 31, 2010

Cash and due from banks	$8,495	$10,593
Short-term investments	4,166	2,980
Securities available-for-sale	11,994	11,805
Loans held for sale	489	2,265
Net portfolio loans	315,630	320,810
Allowance for loan losses	6,547	5,343
Premises and equipment, net	6,099	6,116
Federal Home Loan Bank stock, at cost	3,583	3,583
Bank owned life insurance	6,306	6,264
Other assets	7,015	7,431
Total assets	363,777	371,847

Deposits	304,929	311,458
Advances from Federal Home Loan Bank	20,500	22,500
Other liabilities	2,543	2,312

Shareholders’ equity	35,805	35,577
Book value per share	$23.05	$22.90
Equity / assets	9.84%	9.57%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$18,757	$17,370
Loans past due 90 days still on accrual	---	676
Other real estate / assets owned	1,024	1,214
Total non-performing assets	19,781	19,260
Non-performing loans / total loans	5.81%	5.50%
Non-performing assets / total assets	5.44%	5.18%
Allowance for loan losses / non-performing loans	34.90%	29.61%
Allowance for loan losses / non-performing assets	33.10%	27.74%
Allowance for loan losses / total loans	2.03%	1.65%
Loans charged off (quarter-to-date and year-to-date, respectively)	$9	$1,382
Recoveries on loans previously charged off	37	229

	Three months ended March 31,
Selected operating data:	2011	2010

Total interest income	$4,475	$4,671
Total interest expense	1,111	1,723
Net interest income	3,364	2,948
Provision for loan losses	1,176	434
Net interest income after provision for loan losses	2,188	2,514
Non-interest income:
Deposit account service charges	292	367
Gain on sale of mortgage loans	164	85
Net (loss) on sale of real estate owned	(24)	(33)
Other non-interest income	260	275
Total non-interest income	692	694
Non-interest expense:
Salaries and benefits	1,410	1,292
Occupancy and equipment, net	329	339
Computer service	142	127
Advertising	58	56
Other	650	599
Total non-interest expense	2,589	2,413
Income before income taxes	291	795
Income tax expense	86	263
Net income	205	532

Weighted average number of diluted shares	1,556,240	1,553,535
Diluted earnings per share	$0.13	$0.34

Return on average equity	2.29%	6.23%
Return on average assets	0.22%	0.57%
Average earning assets	$339,878	$341,481
Net interest margin	3.96%	3.45%
Efficiency ratio	89.90%	75.22%